                                                                   Exhibit 99.1

NEWS


FOR IMMEDIATE RELEASE

CONTACT:        Investor Contact                      Media Contact
                Steve Smith                           Sandy Chapman
                (303) 749-2900                        (303) 749-2824
                ir@converg.com                        sandy.chapman@converg.com
                --------------                        -------------------------


Convergent Communications Still Seeking Funding


 .    Anticipating Nasdaq SmallCap Delisting


ENGLEWOOD, Colo., April 4, 2001 Convergent Communications, Inc. (Nasdaq: CONV), today reported that it has been unable to secure new financing, although it continues to seek funding for its $60 to $70 million cash shortfall. Additionally, the company will terminate its secured working-capital credit facility with Foothill Capital as a result of the company's ineligibility to borrow under the facility, and in an effort to save costs associated with the non-use of this facility.

Deteriorating conditions in the capital markets and the continued devaluation in the telecom sector are making it increasingly less likely that the company will be able to secure the financing necessary to continue operations at present levels. The company continues to evaluate and pursue all other viable options at this time.

Convergent Communications, Inc. also announced the resignations of Clifford G. Rudolph and Richard G. Tomlinson from the company's Board of Directors. Both stated that they felt they could not continue to contribute to the company in light of the company's current funding situation.

Additionally, the company reported that it has not regained compliance with the Nasdaq SmallCap listing requirements. As a result, the company anticipates that it will be delisted from Nasdaq SmallCap in the very near future.


                                    - 30 -


The statements made by Convergent Communications in this press release may be forward-looking in nature. Forward-looking statements in this news release are expectations, not historical facts. Such statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially. The company's existing debt and preferred stock obligations also create financial and operating risks and there can be no assurance that the company can satisfy its debt or preferred stock covenants or be able to obtain adequate financing to fund future initiatives. Such risks and uncertainties also include other factors discussed in the company's filings with the Securities and Exchange Commission.